Exhibit 99.1
Unigene Reports Third Quarter 2011 Financial Results

-Company continues successful execution of turnaround strategy-
-Proprietary oral peptide delivery platform receives strong validation with positive Phase 3 safety and efficacy data for oral calcitonin program licensed to Tarsa-
-GSK enters Development Services and Clinical Supply Agreement in preparation of potential Phase 3 oral PTH study-
- Biotechnologies Strategic Business Unit reports 6 feasibility studies ongoing-
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November 9, 2011 –BOONTON, N.J. -- (BUSINESS WIRE) -- Unigene Laboratories, Inc. (OTCBB: UGNE) a leader in the design, delivery, manufacture and development of peptide-based therapeutics announced third quarter financial results for the period ended September 30, 2011. The Company continued solid execution of its turnaround strategy and highlighted significant progress achieved in the third quarter.

Ashleigh Palmer, Unigene’s President and CEO stated, "We have made tremendous progress in the past nine months and are poised to complete the successful turnaround of Unigene as we end 2011.  We maintain clear focus on the solid execution of our targeted growth strategy and are confident Unigene and its shareholders will benefit from the multiple near-term game changing events anticipated in the coming year.”

  Third Quarter 2011 Highlights
•	Entered Development Services and Clinical Supply Agreement with GlaxoSmithKline (GSK) in preparation of potential Phase 3 study of oral parathyroid hormone (PTH);
•
Positive Phase 3 safety and efficacy results for Unigene’s oral calcitonin product, licensed to Tarsa Therapeutics, further validated industry leading oral peptide and recombinant manufacturing technology platforms;

•	Divested non-core asset to focus resources on high valuation drug development and peptide drug delivery opportunities by assigning Site Directed Bone Growth (SDBG) to leading researcher; and
•	Appointed industry veteran, Theron (Ted) Odlaug to Board of Directors.

Highlights Subsequent to Quarter End
•	Completed all patient dosing in Phase 2 study of oral PTH;
•
Unigene and Nordic Bioscience combine their industry leading capabilities to advance Unigene’s proprietary peptides through Phase 2 proof-of-concept for multiple blockbuster indications, including diabetes; and

•	Peptide development expertise endorsed with a strategic equity investment from industry legend, Dr. Claus Christiansen via his Danish foundation.

Third Quarter 2011 Financial Summary
Unigene announced net loss of $0.08 per share for the three months ended September 30, 2011. Cash at September 30, 2011 was $5.2 million. The cash position at September 30, 2011 excludes approximately $1.5 million as yet to be completed and invoiced services for GSK under a Development Services and Clinical Supply Agreement signed in August 2011 and the $1.5 equity investment from Dr. Christiansen’s Danish Foundation announced subsequent to quarter end.  Based on the Company’s current projections, cash flow is expected to be sufficient to fund its business operations into the second half of 2012.

Unigene Therapeutics Overview
Unigene is also focused on advancing its own pipeline of novel, proprietary peptide product candidates focused on metabolic disease and inflammation.

Oral PTH Program with GSK
On December 10, 2010, Unigene entered into an amended and restated exclusive worldwide license agreement with GSK to develop and commercialize an oral formulation of a recombinantly produced experimental PTH analog for the treatment of osteoporosis in postmenopausal women. Under the terms of the amended and restated agreement, Unigene is responsible for the conduct of the Phase 2 study. The Company received an upfront payment of $4 million to cover costs associated with the Phase 2 study as well as an additional $4 million milestone payment upon completion of patient enrollment.  Based on GSK’s decision to move forward with the development of oral PTH, Unigene is entitled to receive approximately $140 million in additional payments based on the achievement of regulatory and commercialization milestones. In addition, Unigene is eligible to receive tiered double-digit royalties in the low-to-mid teens on global sales.

On August 8, 2011, Unigene announced it had entered into a Development Services and Clinical Supply Agreement with GSK.  Under the terms of the agreement, Unigene will receive up to approximately $2.2 million in payments from GSK to undertake certain development and manufacturing activities related to the active pharmaceutical ingredient and finished drug product of an oral formulation of a recombinantly produced investigational PTH analog for the treatment of osteoporosis in postmenopausal women in advance of GSK’s potential decision to study the molecule in a Phase 3 study.

On October 20, 2011, the Company announced that all dosing has been completed with the Phase 2 study.  Based on a review of the Phase 2 data, GSK may elect to assume responsibility for all future development and commercialization of the product.

Oral Calcitonin Program with Tarsa Therapeutics
In 2009, Unigene licensed its late-stage oral calcitonin formulation to Tarsa Therapeutics (Tarsa), a venture financed company founded exclusively to conduct Phase 3 clinical testing and prepare Unigene's proprietary oral calcitonin formulation for commercialization. Unigene owns a 20% equity position in Tarsa on a fully diluted basis, subject to liquidating preferences. The Company is also eligible to receive sales-related milestone payments and royalties on worldwide sales excluding China.

On September 19, 2011, Unigene announced that Tarsa presented positive Phase 3 data from its ORACAL trial of OSTORA™ during the annual American Society for Bone and Mineral Research (ASBMR) 2011 meeting. The data demonstrated that OSTORA achieved all of the efficacy endpoints in the trial, indicated that the safety profile of OSTORA did not substantially differ from nasal calcitonin or placebo and that OSTORA also appeared to be significantly less immunogenic than nasal calcitonin spray.  Developed by Unigene and licensed to Tarsa, OSTORA™ is an oral recombinant salmon calcitonin tablet in development for the treatment of postmenopausal osteoporosis.

The ORACAL study was a Phase 3 multinational, randomized, double-blind, double-dummy, placebo-controlled trial of OSTORA™ compared to placebo and to commercially available, synthetic salmon calcitonin administered by nasal spray. The primary efficacy endpoint was the percentage change in lumbar spine bone mineral density (BMD) after one year of treatment. The trial enrolled 565 postmenopausal women with established osteoporosis in six countries.

Unigene is awaiting details from Tarsa regarding the timing of its New Drug Application (NDA) submission schedule to the U.S. Food and Drug Administration (FDA) for OSTORA, as well as its potential exit transaction.

Tarsa also currently has a Phase 2 osteoporosis prevention trial ongoing.  TAR01-201, is a Phase 2 double-blind study comparing oral recombinant salmon calcitonin to placebo in approximately 120 postmenopausal women who have low bone mass (osteopenia) and are at increased risk of fracture. This proof-of-concept study is evaluating the ability of oral calcitonin to prevent osteoporosis and maintain bone mass in this population.

Metabolic Peptide Programs
Unigene’s lead proprietary anorexigenic peptide, UGP281, is currently in advanced preclinical development. An anorexigenic peptide is one that diminishes or controls appetite and offers potential therapeutic benefit to morbidly obese patients.

UGP281 is a peptide hormone analog that has shown an acute dramatic reduction in food intake in rat and dog model preclinical studies at low doses. The peptide has been produced by recombinant expression in E. coli and has also been formulated in enteric-coated capsules for oral delivery.

Longer term oral studies with UGP281 in dog models are currently ongoing. Unigene is on track to file an Investigational New Drug (IND) application with the FDA and initiate Phase 1 clinical studies in the first half of 2012.

On October 6, 2011, Unigene and Nordic Bioscience announced the companies established a Joint Development Vehicle (JDV) to progress up to three of Unigene’s internally developed, proprietary calcitonin analogs through Phase 2 proof-of-concept in humans for the treatment of Type 2 diabetes, osteoarthritis and osteoporosis. Unigene and Nordic will each own 50% of the resulting JDV.

In exchange for 50% ownership interest in the JDV, Unigene shall license, on an exclusive royalty free basis, up to three (3) proprietary calcitonin analogs for development by the JDV for use in the treatment of Type 2 diabetes, osteoarthritis and osteoporosis. In addition to the license grant, Unigene will supply the analogs selected for development by the JDV for preclinical studies and, thereafter, manufacture sufficient quantities of the selected lead analog for clinical trials. In exchange for a 50% ownership of the JDV, Nordic is responsible for conducting and fully funding all preclinical, toxicology and clinical development through Phase 2 proof-of-concept for the Type 2 diabetes indication.

Furthermore, Unigene announced that Dr. Claus Christiansen, Chairman of Nordic Bioscience, purchased $1.5 million of Unigene’s common stock at a purchase price equivalent to the average share price over the previous 30 days through his Danish foundation, Den Danske Forskningsfond (DDF) with an option to purchase an additional $1.5 million before year end.  DDF has an option for an additional equity investment of up to $3.0 million in the first half of 2012.

Unigene Biotechnologies Overview
During the fourth quarter of 2010, the Company launched the Unigene Biotechnologies strategic business unit to target and exploit its industry-leading Peptelligence(TM) platform of peptide oral drug delivery and manufacturing assets, expertise and capabilities and build a robust portfolio of strategically partnered opportunities.  The Company’s business-to-business marketing initiatives and, now fully established, business development capabilities continue to generate near-term revenue from the six ongoing feasibility studies evaluating our ability to orally deliver synthetic and natural peptides.  The Company anticipates that at least one feasibility study will have the potential to convert into a high-value milestone and royalty payment licensing agreement over the next 9-12 months.

During the second quarter, the Unigene Biotechnologies strategy was validated by the signing of a Clinical Manufacturing Services Agreement with Cara Therapeutics, Inc.  Unigene will provide clinical supply material for Cara's Phase 1 study of investigational drug, CR845, a peripherally acting kappa opioid agonist being developed for the treatment of both acute and chronic pain. Cara's Phase 1 study is expected to begin before year end.

Unigene has already received strong validation of its recombinant manufacturing technology via the Company's out-licensing of its proprietary process to manufacture the active pharmaceutical ingredient in Novartis' oral calcitonin product candidate currently in active Phase 3 clinical trials for osteoporosis. Unigene expects that Novartis will announce Phase 3 osteoporosis trial results before year end.

Corporate Initiatives
Unigene is committed to focusing its resources on high valuation drug development and peptide drug delivery opportunities.  On September 21, 2011, the Company divested its non-core asset, Site Directed Bone Growth (SDBG) by assigning seven patent applications to Kieran Murphy, LLC.  In addition, Unigene terminated an Exclusive License Agreement and Consulting Agreement with Kieran Murphy, LLC, as well as a License Option Agreement and Research Agreement with Yale University.  In exchange for the assignment of the patents, Unigene will receive sales royalties in excess of seven percent (7%) and will receive forty percent (40%) of any future licensing revenue and/or forty percent (40%) of all considerations received upon the subsequent sale of the SDBG patent portfolio by Kieran Murphy, LLC.

Additional Financial Results & Notes
Revenue for the three months ended September 30, 2011 was $3.4 million, compared to $2.9 million for the three months ended September 30, 2010.  Despite the continuing decline in Fortical® royalties, due to increased competition in the nasal calcitonin market,  revenue for the three months ended September 30, 2011 was up by $0.5 million to $3.4 million from $2.9 million for the same period in 2010, primarily due to increases in Tarsa and GSK development fees and GSK licensing revenue.  Although Fortical sales and royalties for the nine months ended September 30, 2011 declined by $2.6 million compared with the nine months ended September 30, 2010, total Company revenue only declined by $0.4 million to $8.0 million from $8.4 million for the same period.  The offsetting $2.2 million in non-Fortical revenue originated from Tarsa and GSK development fees, and GSK licensing revenue, as well as revenue from feasibility studies and service fees generated by the newly created Biotechnologies Strategic Business Unit.

Operating loss for the three months ended September 30, 2011 increased approximately $0.5 million, or 28%, to $2.3 million from $1.8 million and, for the nine months ended September 30, 2011, increased approximately $1.4 million, or 18%, to $9.0 million from $7.6 million for the corresponding periods in 2010.

Net loss for the three months ended September 30, 2011 increased approximately $2.9 million, or 66%, to $7.3 million from $4.4 million for the corresponding period in 2010. This was primarily due to non-cash items including our loss recognized on the divestiture of SDBG in the amount of $824,000, our write-down of our investment in Tarsa in the amount of $1.3 million, as well as non-cash interest expense of $2.9 million.

Conference Call and Webcast Instructions
Unigene will host a conference call and live audio webcast today, November 9, 2011 at 11 a.m., ET to discuss the third quarter 2011 results.

Interested participants and investors may access the conference call at 11 a.m., ET by dialing 800-259-0251 (U.S./Canada) or 617-614-3671 (international); participant code 29191227.  An audio webcast, along with a presentation, can be accessed by logging on to the Investors & Media section under the Events tab of the Unigene web site, www.unigene.com.

A telephonic replay of the call will be available for seven days beginning at 2 p.m., ET on November 9. Access numbers for this replay are 888-286-8010 (U.S./Canada) and 617-801-6888 (international); participant code 44127298.  The webcast replay will remain available in the Investors section of the Unigene Laboratories web site for 30 days.

About Unigene Laboratories, Inc.
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence encompasses extensive intellectual property covering delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence assets include proprietary oral and nasal peptide delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including with respect to clinical studies of our licensees. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Investor/Media Contact:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Business Administration
Email:  jthomas@unigene.com
Direct:  973-265-1107

Tables to follow

UNIGENE LABORATORIES, INC.
CONDENSED BALANCE SHEETS

	September 30, 2011	December 31, 2010

ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$5,193,019	$12,200,800
Accounts receivable	1,570,705	1,553,091
Accounts receivable – Tarsa	463,204	186,263
Inventory, net	1,707,162	1,417,934
Prepaid expenses and other current assets	220,172	699,950
Due from former China joint venture partner	600,000	--
Total current assets	9,754,262	16,058,038

Noncurrent inventory	1,985,541	2,881,980
Property, plant and equipment, net	3,070,986	3,190,117
Patents and other intangibles, net	1,999,432	2,670,044
Investment in former China joint venture	--	3,175,925
Investment in Tarsa	--	--
Deferred financing costs, net	119,834	181,457
Other assets	569,492	313,382
Total assets	$17,499,547	$28,470,943

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,235,206	$974,998
Accrued expenses	2,122,476	2,834,345
Current portion - deferred licensing fees	2,738,929	2,290,916
Current portion – deferred gain on sale/leaseback	116,760	--
Due to former China joint venture partner	--	1,200,000
Notes payable – Levys	750,000	--
Total current liabilities	6,963,371	7,300,259

Note payable–Victory Park, net of discount of $4,761,268 in 2011 and $7,209,700 in 2010	28,238,732	25,790,300
Notes payable – Levys	13,987,518	14,737,518
Accrued interest –Victory Park and Levys	15,159,256	9,285,359
Accrued expenses, excluding current portion	162,296	162,296
Deferred licensing fees, excluding current portion	13,235,795	11,152,037
Deferred gain on sale/leaseback, excluding current portion	661,676	--
Deferred compensation	464,040	471,890
Total liabilities	78,872,684	68,899,659

Commitments and contingencies
Stockholders’ deficit:

Common Stock - par value $.01 per share, authorized 275,000,000 shares in 2011 and 2010; issued 93,023,870 shares in 2011 and 92,475,597 shares in 2010	930,239	924,756
Additional paid-in capital	130,649,182	129,227,058
Accumulated deficit	(192,952,558)	(170,580,263)
Treasury Stock – at cost (26,650 shares in 2010)	--	(267)

Total stockholders’ deficit	(61,373,137)	(40,428,716)

Total liabilities and stockholders’ deficit	$17,499,547	$28,470,943

UNIGENE LABORATORIES, INC.
       CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Revenue:
Product sales	$1,292,689	$1,287,422	$2,586,177	$3,962,987
Royalties	306,376	744,292	1,225,602	2,429,159
Licensing revenue	679,962	312,690	1,947,813	938,070
Development fees and other	722,849	235,054	1,201,472	507,611
Tarsa revenue	426,807	276,931	1,062,480	579,377
	3,428,683	2,856,389	8,023,544	8,417,204

Operating expenses:
Research and development	2,245,000	1,589,136	6,764,287	4,954,572
Cost of goods sold	493,415	814,958	1,028,955	1,890,267
General and administrative	2,121,859	1,512,389	6,416,774	5,174,104
Unallocated facility expenses	883,617	773,994	2,482,790	2,338,574
Inventory reserve	--	--	--	576,021
Loss on sale of patents	824,241	--	824,241	--
Severance and other related expense	--	--	349,980	1,120,000
	6,568,132	4,690,477	17,867,027	16,053,538
Operating loss	(3,139,449)	(1,834,088)	(9,843,483)	(7,636,334)

Other income (expense):
Loss on change in fair value of embedded conversion feature	--	--	--	(8,125,000)
Debt issuance cost	--	--	--	(2,007,534)
Interest and other income	11,052	31,551	62,106	51,123
Interest expense	(2,861,773)	(2,621,071)	(8,395,849)	(6,739,557)
(Loss) gain from investment in former China joint venture	--	40,051	(1,375,926)	123,881

Loss from investment in Tarsa	(1,301,143)	--	(2,819,143)	--
Loss before income taxes	(7,291,313)	(4,383,557)	(22,372,295)	(24,333,421)
Income tax benefit from sale of state tax benefit	--	--	--	359,357
Net loss	$(7,291,313)	$(4,383,557)	$(22,372,295)	$(23,974,064)

Loss per share – basic and diluted:
Net loss per share	$(0.08)	$(0.05)	$(0.24)	$(0.26)

Weighted average number of shares outstanding -basic and diluted	92,910,238	92,085,584	92,636,692	91,895,038

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